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                                                                    EXHIBIT 12.1

                            TCI COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
       CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                          PREFERRED STOCK DIVIDENDS
                    (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

                                                                                                          SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                    ------------------------------------------------      -----------------
                                                     1994     1993(a)    1992(a)     1991      1990        1995     1994(a)
                                                    ------    -------    -------    ------    ------      ------    -------
Earnings (losses) from continuing operations
  before income taxes............................   $  223       161         45       (108)     (308)        (34)       90
Add:
Interest on debt.................................      777       738        815        928       990         464       367
Interest Portion of Rentals......................       25        23         22         23        23          16        12
Amortization of debt expense.....................       12        12          9          6         6           6         5
Distributions from and (earnings) losses of less
  than 50%-owned affiliates with debt not
  guaranteed by TCIC.............................      (20)       26        (10 )      (27)       34          24       (11 )
Minority interests in earnings (losses) of
  consolidated subsidiaries, including preferred
  stock dividend requirement of consolidated
  subsidiaries...................................        8        13        277         24       (63)         (3)        4
Elimination of preferred stock dividend
  requirement of consolidated subsidiaries to
  50%-owned affiliates...........................       --        --       (250 )      (42)      (36)         --        --
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCIC.........       --        --        175         23        15          --        --
                                                    ------    -------    -------    ------    ------      ------    -------
Earnings available for combined fixed charges and
  preferred stock dividends......................   $1,025       973      1,083        827       661         473       467
                                                    ======    =======    =======    ======    ======      ======    =======
Fixed charges:
Interest on debt:
TCIC and consolidated subsidiaries...............      777       731        718        826       868         464       363
Elimination of interest of consolidated
  subsidiaries to 50%-owned affiliates...........       --        --        (36 )      (47)      (51)         --        --
TCIC's proportionate share of interest of
  50%-owned affiliates...........................        0         7        133        149       173           0         4
                                                    ------    -------    -------    ------    ------      ------    -------
                                                       777       738        815        928       990         464       367
Interest portion of rentals......................       25        23         22         23        23          16        12
Amortization of debt expense.....................       12        12          9          6         6           6         5
Preferred stock dividend requirements of
  consolidated subsidiaries......................       10        14        281         61        56           4         7
Elimination of preferred stock dividend
  requirement of consolidated subsidiaries to
  50%-owned affiliates...........................       --        --       (250 )      (42)      (36)         --        --
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCIC.........       --        --        175         23        15          --        --
Capitalized interest.............................       15         9          6          5         6           5         6
                                                    ------    -------    -------    ------    ------      ------    -------
Total fixed charges..............................   $  839       796      1,058      1,004     1,060         495       397
                                                    ======    =======    =======    ======    ======      ======    =======
Ratio of earnings to combined fixed charges and
  preferred stock dividends......................     1.22      1.22       1.02         --        --                  1.18
Deficiency.......................................   $   --        --         --       (177)     (399)        (22)       --

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(a) Preferred stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover each dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

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                            TCI COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
       CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                    (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

     Fixed Charges related to interest on debt of less than 50%-owned affiliates guaranteed by TCI Communications:

            Year ended December 31,
                   1990.................................................     710
                   1991.................................................     506
                   1992.................................................   2,517
                   1993.................................................  13,833
                   1994.................................................  12,471
            Three months ended March 31,
                   1994.................................................   3,458
                   1995.................................................   3,336
            Six months ended June 30,
                   1994.................................................   5,927
                   1995.................................................   6,673

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